INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of Lone Oak Acquisition Corporation of our report dated October 18, 2013, except for notes 1, 2, 4, 6, 7 and 8 as to which the date is December 12, 2013, with respect to our audit of the combined financial statements of Arabella Exploration, Limited Liability Company as of December 31, 2012 and December 31, 2011 and for the years ended December 31, 2012 and December 31, 2011 appearing in the Shell Company Report on Form 20- F of Lone Oak Acquisition Corporation. We also consent to the reference to our firm under the heading “Auditors” in such Report.

/s/ Ham, Langston & Brezina, LLP

Ham, Langston & Brezina, LLP

Houston, Texas

December 31, 2013